SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                  ----------------------

                                    FORM 8-K

                                 CURRENT REPORT

          PURSUANT TO SECTION 13 OR 15(d) OF THE
              SECURITIES EXCHANGE ACT OF 1934

                          Date of Report April 2, 1997

            KINDER MORGAN ENERGY PARTNERS, L.P.
  (Exact name of registrant as specified in its charter)


         DELAWARE                1-11234        76-0380342

      (State or other          (Commission   (I.R.S. Employer
      jurisdiction of         File Number)    Identification)
      incorporation)



              1301 McKinney Street, Ste. 3450
                              Houston, Texas 77010
                                  713-844-9500
(Address of principal executive offices including zip code and Registrant's telephone number, including area code)

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Item 4.  Changes in Registrant's Certifying Accountant

On April 9, 1997, Kinder Morgan Energy Partners, L.P. (the "Registrant") replaced Arthur Andersen LLP ("Arthur Andersen") as the principal accountant for the Registrant and its affiliates. For the past two fiscal years, the reports of Arthur Andersen did not contain an adverse opinion nor a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to replace Arthur Andersen was approved by the Conflicts and Audit Committee of the board of directors of Kinder Morgan G.P., Inc., the general partner of the Registrant.

In connection with the audits of the Registrant's financial statements for each of the two most recent fiscal years ending December 31, 1995 and December 31, 1996 and in the subsequent interim period preceding Arthur Andersen's dismissal, there were no disagreements on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure which if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make references to the matter in their report.

On April 14, 1997, the Registrant engaged as its new principal accountant Price Waterhouse LLP ("Price Waterhouse"). During the two most recent fiscal years and through the date of their appointment, the Registrant has not consulted with Price Waterhouse on matters of the type contemplated by Item 304(a)(2) of Regulation S-K.

The Registrant has requested that Arthur Andersen furnish it with a letter addressed to the Securities and Exchange Commission (the "SEC") stating whether it agrees with the statements set forth in this Form 8-K. A copy of that letter, dated April 15, 1997, is filed herewith as Exhibit 16.1 to this Form 8-K.

Item 5.  Other Events.

     On October 1, 1995, the Registrant assumed Enron Gas Processing Company's ("EGP") rights and obligations under a gas processing agreement with Mobil Natural Gas, Inc. (the "Mobil Agreement"). Pursuant to the Mobil Agreement, the Registrant is required to process dedicated volumes of natural gas produced by Mobil. Also on October 1, 1995, the Registrant entered into a sublease agreement with EGP (the "Sublease Agreement"), pursuant to which the Registrant subleases a portion of the capacity at the Bushton gas processing plant located in Ellsworth County, Kansas (the "Bushton Plant"). The subleased capacity at the Bushton Plant allows the Registrant to fulfill its processing obligations under the Mobil Agreement. On March 31, 1997, KN Processing, Inc., a Colorado corporation ("KN"), acquired the stock of EGP.

     On April 2, 1997, the Registrant entered into a letter agreement (the "Agreement") whereby the Registrant agreed to assign its rights and obligations under the Mobil Agreement to KN in exchange for KN's agreement to terminate the Sublease Agreement, decrease the Registrant's storage cost at the Bushton storage field, and assume certain costs relating to operation and maintenance of the Registrant's facilities located within the Bushton storage field. The assignment of the Mobil Agreement to KN will be effective as of April 1, 1997, and the Registrant will retain liability and indemnify KN for the Registrant's performance under the Mobil Agreement prior to such date.

     In connection with the assignment of the Mobil Agreement, other agreements relating to the Mobil Agreement and the Bushton Plant will either be amended, terminated or assigned to KN. The Registrant has determined that the assignment of the Mobil Agreement, termination of the Sublease Agreement, and transfer of responsibility under, or termination or amendment of, other related agreements are expected to achieve an overall positive result for the Registrant due to reduced operating and storage costs.

     The actions contemplated in the Agreement and described above are conditioned upon receipt of consent from Enron Capital and Trade Resources Corp. The Registrant and KN have agreed to use their best efforts to negotiate and execute assignment, assumption, termination and amendment documents mutually acceptable to both parties by May 1, 1997.


Exhibits:

16.1 Letter dated April 15, 1997 from Arthur Andersen LLP, Registrant's certifying accountant.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                           KINDER MORGAN ENERGY PARTNERS, L.P.

                           By:  Kinder Morgan G.P., Inc.,
                                Its general partner


                                By:/s/Thomas B. King

                                    Name: Thomas B. King
                                    Title:   President

Date: April 15, 1997








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                                  EXHIBIT INDEX


16.1 Letter dated April 15, 1997 from Arthur Andersen LLP, Registrant's certifying accountant.


                             4

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